                                               FILE PURSUANT TO RULE 424(b)(5)
                                              REGISTRATION NOS: 33-62198
                                                                33-57223

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 5, 1995)

                                  $150,000,000

                                    [LOGO]

                            CARDINAL HEALTH, INC.


                               6% NOTES DUE 2006

     The Notes will bear interest from January 23, 1996, at the rate of 6% per annum, payable semiannually on January 15 and July 15, commencing July 15, 1996. The Notes will mature on January 15, 2006. The Notes will not be redeemable prior to maturity and will not be subject to any sinking fund. See "Certain Terms of Notes."
                               ------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
           STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                        PRICE TO          UNDERWRITING          PROCEEDS TO
                                        PUBLIC(1)          DISCOUNT(2)         COMPANY(1)(3)
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Per Note...........................       99.126%             .650%               98.476%
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Total..............................    $148,689,000         $975,000           $147,714,000

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(1) Plus accrued interest, if any, from January 23, 1996.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $270,000.

                               ------------------

     The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about January 23, 1996.

                               ------------------

BEAR, STEARNS & CO. INC.
                              GOLDMAN, SACHS & CO.
                                                               SMITH BARNEY INC.

                                JANUARY 18, 1996

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              RECENT DEVELOPMENTS

     On November 13, 1995, the Company completed its acquisition of Medicine Shoppe International, Inc. ("Medicine Shoppe") through the merger of Arch Merger Corp., a wholly owned subsidiary of the Company, with and into Medicine Shoppe (the "Merger"). Medicine Shoppe, a St. Louis, Missouri-based franchisor of apothecary-style pharmacies, had revenues and net income of $53,827,000 and $16,027,000, respectively, for the twelve months ended June 30, 1995. As a result of the Merger, the holders of outstanding Medicine Shoppe stock received an aggregate of 6,425,717 of the Company's common shares, without par value ("Common Shares"), in exchange for all of the previously outstanding stock of Medicine Shoppe. In addition, Medicine Shoppe stock options outstanding at the time of the Merger were converted into options to purchase an aggregate of approximately 121,000 additional Common Shares of the Company.

     In December 1995, the Company relocated its principal executive offices to 5555 Glendon Court, Dublin, Ohio 43016. The Company's new telephone number is 614-717-5000.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes offered hereby are estimated to be approximately $147,444,000. The net proceeds will be used for general corporate purposes, which may include repayment of bank lines of credit and other maturing debt, working capital growth, capital expenditures, and acquisitions. Notes payable to banks totaled $25,000,000 at December 31, 1995, with a weighted average interest rate of 5.949%. The Company has outstanding $100,000,000 aggregate principal amount of 8% Notes that will mature on March 1, 1997. Although the Company continually evaluates possible candidates for acquisition and intends to seek additional acquisition opportunities in the health care field, no material acquisition has been agreed upon or become the subject of a letter of intent or agreement in principle.

                                 CAPITALIZATION

     The following table sets forth the short-term obligations and capitalization of the Company at September 30, 1995 (reflecting the Merger described under the caption "Recent Developments" on a pooling-of-interests basis of accounting) and as adjusted to reflect the issuance and sale of the Notes offered hereby and the application of a portion of the net proceeds therefrom to reduce bank lines of credit. See "Use of Proceeds."

                                                                       SEPTEMBER 30, 1995
                                                                    -------------------------
                                                                                       AS
                                                                      ACTUAL        ADJUSTED
                                                                    ----------     ----------
                                                                         (IN THOUSANDS)
Short-term Obligations:
     Notes payable -- banks.......................................   $ 19,800      $      --
     Current portion of long-term obligations.....................      2,102          2,102
                                                                    ----------     ----------
          Total Short-term Obligations............................   $ 21,902      $   2,102
                                                                    ==========     ==========
Long-term Obligations:
     Other long-term obligations including capital leases.........   $  8,179      $   8,179
     6% Notes due 2006 offered hereby(1)..........................         --        150,000
     6 1/2% Notes due 2004........................................    100,000        100,000
     8% Notes due 1997............................................    100,000        100,000
                                                                    ----------     ----------
          Total Long-term Obligations.............................    208,179        358,179
                                                                    ----------     ----------
Shareholders' Equity:
     Common Shares, without par value, authorized 60,000,000
      shares; issued 48,794,578 shares............................   $362,261      $ 362,261
     Retained earnings............................................    291,509        291,509
     Common shares in treasury, at cost -- 200,284 shares.........     (4,189)        (4,189)
     Unamortized restricted stock awards..........................     (3,200)        (3,200)
                                                                    ----------     ----------
          Total Shareholders' Equity..............................    646,381        646,381
                                                                    ----------     ----------
Total Capitalization..............................................   $854,560      $1,004,560
                                                                    ==========     ==========
---------------

(1) As of November 30, 1995, the Company had outstanding approximately $216 million of indebtedness for borrowed money with which the Notes would rank pari passu. In addition, as of such date, the Company's subsidiaries had outstanding approximately $13 million of indebtedness for borrowed money and approximately $1,016 million of trade payables to which the Notes would be effectively subordinated. All of these figures reflect the Merger described under the caption "Recent Developments."

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                   THREE MONTHS
                                                   FISCAL YEAR ENDED(1)                                ENDED
                             -----------------------------------------------------------------     -------------
                             MARCH 31,     MARCH 31,     MARCH 31,     JUNE 30,      JUNE 30,      SEPTEMBER 30,
                               1991          1992          1993          1994          1995            1995
                             ---------     ---------     ---------     ---------     ---------     -------------
Ratio of earnings to
  fixed charges..........       2.2           2.7           3.3           4.5           7.8             8.1

---------------

(1) On March 1, 1994, the Company changed its fiscal year from March 31 to June 30.

     The ratio of earnings to fixed charges is computed by dividing fixed charges of the Company and entities 50% or more owned by the Company (giving effect to the Merger described under the caption "Recent Developments") into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt offering costs, preferred stock dividend requirements of subsidiaries, and the portion of rental expense which is deemed to be representative of the interest factor.

                             CERTAIN TERMS OF NOTES

     The following summary of the terms of the Notes offered hereby (included in the defined term "Debt Securities" in the Prospectus) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The 6% Notes due 2006 (the "Notes") offered hereby are an issue of the Debt Securities described in the Prospectus and will be issued as a separate series of Debt Securities under the Indenture dated as of May 1, 1993 (the "Indenture"), entered into between the Company and Bank One, Indianapolis, NA, as Trustee (the "Trustee"). The Notes are limited to an aggregate principal amount of $150,000,000. In addition to the Notes, the Company may issue from time to time other series of Debt Securities under the Indenture consisting of debentures, notes or other unsecured evidences of indebtedness, but such other series will be separate from and independent of the Notes. The Indenture does not limit the amount of Debt Securities or any other debt which may be incurred by the Company. In addition, the provisions of the Indenture do not afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, acquisition, merger or similar transaction involving the Company that may adversely affect holders of the Notes. The Notes are the second series of Debt Securities to be issued under the Indenture. Reference is made to the Prospectus for a description of other general terms of the Debt Securities.

     The Notes will mature on January 15, 2006. Interest on the Notes will accrue from January 23, 1996, and will be payable semiannually on January 15 and July 15, commencing July 15, 1996, to the persons in whose names the Notes are registered at the close of business on the January 1 or July 1 prior to the payment date at the annual rate set forth on the cover page of this Prospectus Supplement. The Notes will be issued in fully registered form only in denominations of $1,000 and any multiple thereof. Payments of principal and interest on the Notes will be paid in U.S. dollars at the offices of the Trustee at 100 East Broad Street, Columbus, Ohio.

     The Notes will not be subject to redemption at the option of the Company or through the operation of a sinking fund.

     The Notes will not be listed on a securities exchange.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Bear, Stearns & Co. Inc., Goldman, Sachs & Co., and Smith Barney Inc. (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below.

                                                                         PRINCIPAL AMOUNT
                                    NAME                                     OF NOTES
                                    ----                                 ---------------
     Bear, Stearns & Co. Inc...........................................    $ 50,000,000
     Goldman, Sachs & Co...............................................      50,000,000
     Smith Barney Inc..................................................      50,000,000
                                                                         ---------------
          Total........................................................    $150,000,000
                                                                         ===============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all of the Notes offered hereby if any are purchased.

     The Underwriters initially proposed to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the Notes are released for sale to the public, the public offering price and such concessions may be changed by the Underwriters.

     The Company does not intend to apply for listing of the Notes on a securities exchange, but has been advised by the Underwriters that the Underwriters intend to make a market in the Notes. Such Underwriters are not obligated, however, to make a market in the Notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In the ordinary course of their respective businesses, each of the Underwriters has engaged, and may in the future engage, in investment banking transactions with the Company and its affiliates.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of the Company and its consolidated subsidiaries as of June 30, 1995 and 1994, and for the years then ended and the consolidated financial statements and the related financial statement schedule of the Company and its consolidated subsidiaries, except Whitmire Distribution Corporation ("Whitmire"), for the year ended March 31, 1993, incorporated in this Prospectus Supplement by reference from the Annual Report on Form 10-K for the Company for the fiscal year ended June 30, 1995 (the "1995 Company Form 10-K"), have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for income taxes). The financial statements of Whitmire (consolidated with those of the Company in the consolidated financial statements for the year ended March 31, 1993) have been audited by Arthur Andersen LLP, as stated in its report which is incorporated herein by reference from the 1995 Company Form 10-K. Such consolidated financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

     The supplemental consolidated financial statements of the Company and its consolidated subsidiaries, as of June 30, 1995 and 1994, and for the years then ended and the supplemental consolidated financial statements of the Company and its consolidated subsidiaries, except Whitmire, for the year ended March 31, 1993, incorporated in this Prospectus Supplement by reference from the Company's Current Report on Form

8-K dated January 10, 1996 (the "January 10, 1996 Form 8-K"), have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and states that such financial statements are in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combination of the Company and Medicine Shoppe). The financial statements of Whitmire (consolidated with those of the Company in the supplemental consolidated financial statements for the year ended March 31, 1993) have been audited by Arthur Andersen LLP, as stated in its report which is incorporated herein by reference from the January 10, 1996 Form 8-K. Such supplemental consolidated financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                                    [LOGO]
                             CARDINAL HEALTH, INC.

                                 $200,000,000
                                DEBT SECURITIES
                               ------------------

     Cardinal Health, Inc. (the "Company" or "Cardinal") may offer and issue from time to time unsecured debt securities in one or more series (the "Debt Securities") up to an aggregate initial offering price not to exceed $200,000,000 (or the equivalent in foreign-denominated currency or currency units based on or relating to foreign currencies, including European Currency Units). The Debt Securities will rank equally with all other current and future unsecured indebtedness of the Company and prior to subordinated indebtedness, if any. The Debt Securities may be sold for U.S. dollars, foreign-denominated currency or currency units; principal of and interest on the Debt Securities may likewise be payable in U.S. dollars, foreign-denominated currency or currency units, in each case as the Company specifically designates. However, the Company does not currently intend to issue Debt Securities based on or relating to foreign currencies or foreign currency units.

     The Debt Securities will be offered in amounts, at prices, with maturities and on terms to be determined in light of market conditions at the time of the offering and set forth in one or more accompanying prospectus supplements (the "Prospectus Supplement"). The Prospectus Supplement will set forth the specific designation, aggregate principal amount, authorized denominations and currency or currency unit in which the Debt Securities may be purchased and in which the principal and any interest is payable; purchase price, maturity, rate of or manner of calculating interest, if any; time of payment of interest, if any; terms, if any, for redemption at the option of the Company or the holder; terms for sinking fund payments, if any; terms for any mandatory redemption; listing on any securities exchange or over-the-counter market system; and any other specific terms relating to any series of the Debt Securities.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

     The Debt Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent; in each case, less other attributable expenses of issuance and distribution. The Company may also sell Debt Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                               ------------------

                  The date of this Prospectus is June 5, 1995

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                               ------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. These reports and other information (including proxy and information statements) can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of two Registration Statements filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statements and related exhibits for further information with respect to the Company and the Debt Securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1994, (2) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994, and March 31, 1995 and (3) Current Report on Form 8-K dated September 12, 1994.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of said reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be submitted in writing to Cardinal Health, Inc., Attn.: David Bearman, Executive Vice President and Chief Financial Officer (614) 761-8700.

                                  THE COMPANY

     Cardinal is one of the nation's largest wholesale distributors of pharmaceuticals and related health care products. Its customers include hospitals and managed care facilities, independent retail drug stores, chain drug stores, and the pharmacy departments of supermarkets and mass merchandisers, as well as customers for specialty products, including physicians and clinics.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist customers and suppliers in maintaining and improving their market positions and to strengthen Cardinal's role in the chain of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training.

     Cardinal's proprietary software systems feature customized databases specifically designed to help its customers order more efficiently, contain costs and monitor their purchases which are covered by group contract purchasing arrangements. Upon receipt of the customer's order at a distribution center, Cardinal's warehouse management system processes the order and provides customized price information to facilitate the customer's pricing of items. Customer orders are routinely processed for next-day delivery, enabling the Company's customers to minimize the size and carrying cost of their own inventories. In addition, Cardinal's proprietary software systems facilitate primary supply relationships between Cardinal and its customers and enable Cardinal's customers to reduce their costs. These systems provide a variety of information which helps the customer to identify the best price available under group purchasing contracts with pharmaceutical manufacturers, maintain formulary compliance, and better manage their own inventories.

     In addition to its core drug wholesaling activities, Cardinal operates several specialty health care businesses which offer value-added services to its customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal's National PharmPak subsidiary operates a pharmaceutical repackaging program for both independent and chain customers. In January 1992, Cardinal formed National Specialty Services, Inc., which distributes therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics, and other managed care facilities on a nationwide basis through telemarketing and direct mail programs. Cardinal recently expanded its specialty wholesaling business through a merger with PRN Services, Inc., a distributor of oncology and other specialty products to clinics and physician groups across the United States. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and the business of its customers and suppliers.

     In February 1994, Cardinal completed its largest business combination transaction when it merged with Whitmire Distribution Corporation ("Whitmire"), a Folsom, California based drug wholesaler (the "Whitmire Merger"). The majority of Whitmire's sales were concentrated in the western and central United States, complementing Cardinal's former concentration of sales in the eastern United States and positioning the combined company to service both customers and manufacturers on a national basis. As a result of the Whitmire Merger, Cardinal now maintains a network of distribution centers enabling it to routinely serve the entire population of the continental United States on a next-day basis.

     Cardinal has completed two additional business combinations since the Whitmire Merger. On July 1, 1994, Cardinal acquired Humiston-Keeling, Inc., a Calumet City, Illinois based drug wholesaler, serving customers located primarily in the upper midwest region of the United States. On July 18, 1994, Cardinal completed a merger with Behrens Inc., a Waco, Texas based drug wholesaler, serving customers located primarily in Texas and adjoining states.

     Cardinal's principal executive offices are located at 655 Metro Place South, Suite 925, Dublin, Ohio 43017, and its telephone number is (614) 761-8700.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                              FISCAL YEAR ENDED(1)                            NINE MONTHS ENDED
                        ----------------------------------------------------------------     -------------------
                        MARCH 31,     MARCH 31,     MARCH 31,     MARCH 31,     JUNE 30,          MARCH 31,
                          1990          1991          1992          1993          1994              1995
                        ---------     ---------     ---------     ---------     --------          ---------
Ratio of earnings to
  fixed charges........    1.6           1.8           2.2           2.8           3.7               6.7

---------------
(1) On March 1, 1994, the Company changed its fiscal year from March 31 to June 30.

     The ratio of earnings to fixed charges is computed by dividing fixed charges of the Company and entities 50% or more owned by the Company into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt offering costs, preferred stock dividend requirements of subsidiaries, and the portion of rental expense which is deemed to be representative of the interest factor.

                                USE OF PROCEEDS

     The Company does not currently have any specific plans for the net proceeds from the sale of Debt Securities. Except as otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used by the Company for general corporate purposes, which may include working capital growth, capital expenditures, repayment and refinancing of indebtedness, and acquisitions. Although the Company continually evaluates possible candidates for acquisition and intends to seek opportunities to expand its health care distribution operations, no material acquisition has been agreed upon or become the subject of a letter of intent or agreement in principle.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture (hereinafter referred to as the "Indenture") dated as of May 1, 1993, between the Company and Bank One, Indianapolis, N.A., as Trustee (hereinafter referred to as the "Trustee"). The Indenture does not limit the amount of Debt Securities or any other debt which may be incurred by the Company or its subsidiaries, and, unless otherwise specified in a Prospectus Supplement, a default in the Company's obligations with respect to any other indebtedness will not constitute a default or an Event of Default with respect to the Debt Securities. The Indenture does not contain any covenants or provisions that afford holders of Debt Securities protection in the event of a highly leveraged transaction. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. Currently, the Company conducts nearly all of its operations through subsidiaries and expects that it will continue to do so. As a result, the right of the Company to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of Debt Securities to benefit as creditors of the Company from any such distribution are subject to the prior claims of creditors of such subsidiary. As of April 30, 1995, the Company had outstanding approximately $245 million of indebtedness for borrowed money with which the Debt Securities would rank pari passu. In addition, as of such date, the Company's subsidiaries had outstanding approximately $14 million of indebtedness for borrowed money and approximately $861 million of trade payables to which the Debt Securities would be effectively subordinated.

     The following statements are subject to the detailed provisions of the Indenture, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and which is also available for inspection at the office of the Trustee. Section references are to the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

GENERAL

     The Indenture provides that the Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement which accompanies this Prospectus will set forth the following terms of and information relating to the Debt Securities offered thereby: (i) the designation and aggregate principal amount of the Debt Securities; (ii) the date or dates on which principal of the Debt Securities is payable; (iii) the rate or rates per annum at which the Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined; (iv) the dates on which interest will be payable and the related record dates; (v) any redemption, repayment or sinking fund provisions; and (vi) any other specific terms of the Debt Securities.

     Unless otherwise specified in the accompanying Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities will be transferable and exchangeable without service charge, at the office of the Trustee set forth in the Indenture. Interest on any series of Debt Securities is to be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons in whose names the Debt Securities are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons. (Sections 2.7 and 3.1.)

     Debt Securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) and sold at a discount (which may be substantial) below their stated principal amount ("Original Issue Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

CERTAIN COVENANTS

     Definitions. The term "Attributable Debt" means in connection with a sale and lease-back transaction the lesser of (a) the fair value of the assets subject to such transaction or (b) the aggregate of present values (discounted at the weighted average Yield to Maturity of the Debt Securities of all series then outstanding and compounded semiannually) of the obligations of the Company and its Consolidated Subsidiaries for rental payments during the remaining term of all leases.

     The term "Consolidated Net Tangible Assets" means the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Indebtedness by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Consolidated Subsidiary" means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles.

     The term "Exempted Debt" means the sum of the following as of the date of determination: (a) indebtedness of the Company and its Consolidated Subsidiaries incurred after the date of the Indenture and secured by liens not permitted by the limitation on liens provisions (Section 3.9), and (b) Attributable Debt of the Company and its Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the Indenture, other than leases permitted by the limitation on sale and lease-back provisions. (Section 3.10)

     The term "Funded Indebtedness" means all indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

     The term "Indebtedness" means all items classified as indebtedness on the most recently available balance sheet of the Company and its Consolidated Subsidiaries, in accordance with generally accepted accounting principles.

     The term "Original Issue Discount Security" means any Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof following an Event of Default.

     The term "Senior Funded Indebtedness" means any Funded Indebtedness of the Company that is not subordinated in right of payment to any other Indebtedness of the Company.

     The term "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power (under ordinary circumstances) to elect a majority of the board of directors of said corporation is at the time owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

     The term "Yield to Maturity" means the yield to maturity on a series of Debt Securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

     Limitation on Liens. The Indenture provides that, so long as any of the Debt Securities remain outstanding, the Company will not, nor will it permit any Consolidated Subsidiary to, create or assume any indebtedness which is secured by a lien (as defined) upon any assets, whether now owned or hereafter acquired, of the Company or any such Consolidated Subsidiary without equally and ratably securing the Debt Securities by a lien ranking ratably with and equal to such secured indebtedness, except that the foregoing restriction shall not apply to
(a) liens existing on the date of the Indenture; (b) liens on assets of any corporation existing at the time such corporation becomes a Consolidated Subsidiary; (c) liens on assets existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure Indebtedness incurred or guaranteed by the Company or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereof, which indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); (d) liens securing indebtedness owing by any Consolidated Subsidiary to the Company or another wholly owned domestic Subsidiary; (e) liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or a Subsidiary; (f) liens on any assets of the Company or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings); (g) any extension, renewal or replacements (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive; (h) certain statutory liens or other similar liens arising in the ordinary course of business by the Company or a Consolidated Subsidiary, or certain liens arising out of governmental contracts; (i) certain pledges, deposits or liens made or arising under workers' compensation or similar legislation or in certain other circumstances; (j) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards; (k) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business, or the ownership of the assets of the Company or of a Consolidated Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in the opinion of the Company, materially impair the use of such assets in the operation of the business of the Company or such Consolidated Subsidiary or the value of such assets for the purposes thereof. The Company does not believe that the liens described in clause (k) will have a material adverse impact on holders of the Debt Securities. Notwithstanding the above, the Company or any Consolidated Subsidiary may, without securing the Debt Securities, create or assume any indebtedness which is secured by a lien which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the Exempted Debt then outstanding at such time does not exceed 10% of the Consolidated Net Tangible Assets. (Section 3.9)

     Limitation on Sale and Lease-Back Transactions. Sale and lease-back transactions (except such transactions involving leases for less than three years) by the Company or any Consolidated Subsidiary of any assets are prohibited unless (a) the Company or such Consolidated Subsidiary would be entitled to incur indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect to such transaction without equally and ratably securing the Debt Securities, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by the Board of Directors of the Company and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness. The foregoing limitation will not apply, if at the time the Company or any Consolidated Subsidiary enters into such sale and lease-back transaction and, after giving effect thereto, Exempted Debt does not exceed 10% of the Consolidated Net Tangible Assets. (Section 3.10)

     Merger, Consolidation, Sale, Lease or Conveyance. The Indenture provides that the Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all the assets of the Company shall be a corporation organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume all obligations of the Company under the Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of the Indenture to be performed or observed by the Company. (Section 8.1)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the Debt Securities at the time outstanding of all series affected (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities except that no such modification may (i) extend the final maturity of any of the Debt Securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal amount of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to Section 4.1 of the Indenture or the amount thereof provable in bankruptcy pursuant to Section 4.2 of the Indenture, or impair or affect the right of any holder of the Debt Securities to institute suit for the payment thereof without the consent of the holder of each of the Debt Securities so affected, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding. (Section 7.2)

     The Indenture also provides that the Company and the Trustee may, without the consent of the holders of the Debt Securities, modify the Indenture or enter into supplemental indentures (a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Debt Securities of one or more series any property or assets, (b) to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants, agreements and obligations of the Company, (c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors of the Company and the Trustee shall consider to be for the protection of the holders of the Debt Securities and to make the occurrence or the occurrence and continuance of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default; provided, however, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default or may provide for an immediate enforcement upon such Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of the Debt Securities of such series to waive such an Event of Default, (d) to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provision contained in the Indenture or to make such other provisions in regard to matters or questions arising under the Indenture as the Board of Directors of the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of the Debt Securities in any material respect, (e) to establish the form or terms of Debt Securities, and (f) to evidence or provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts created thereunder by more than one trustee. (Section 7.1)

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any series issued under the Indenture is defined in the Indenture as being: default for 30 days in payment of any interest upon any Debt Securities of such series; default in any payment of principal or premium, if any, upon any Debt Securities of such series; default in the payment of any sinking fund instalment payable by the terms of the Debt Securities of such series; default by the Company in performance of any other of the covenants or agreements in respect of the Debt Securities of such series or the Indenture which shall not have been remedied for a period of 90 days after written notice specifying that such notice is a "Notice of Default" under the Indenture; certain events involving bankruptcy, insolvency or reorganization of the Company; and any other event of default provided in the supplemental indenture or resolution of the Company's Board of Directors under which the series of Debt Securities are issued or in the form of the Debt Security for such series. (Section 4.1) Unless otherwise specified in a Prospectus Supplement, a default by the Company with respect to any indebtedness other than the Debt Securities will not constitute an Event of Default with respect to the Debt Securities. The Indenture will provide that the Trustee may withhold notice to the holders of any series of the Debt Securities of any default (except in payment of principal of, or interest on, such series of Debt Securities or in the payment of any sinking or purchase fund instalment with respect to such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so. (Section 4.11)

     The Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, or any sinking fund instalment with respect to, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series issued under such Indenture and then outstanding (each such series voting as a separate class) may then declare the principal of all Debt Securities of such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions (which include the deposit by the Company with the Trustee of a sum sufficient to pay all matured instalments of interest and principal and certain expenses of the Trustee and the curing, waiving or remedying of all Events of Default other than nonpayment or principal) such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Sections 4.1 and 4.10)

     The holders of a majority in principal amount of the Debt Securities of each series then outstanding and affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Debt Securities of such series under the Indenture, subject to certain limitations specified in the Indenture, provided that the holders of such Debt Securities shall have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 4.9 and 4.2(d))

     The Indenture provides that no holder of Debt Securities may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under such Indenture and then outstanding. (Sections 4.6, 4.7 and 4.9) At any time prior to the evidencing to the Trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the Debt Securities of any or all series specified in the Indenture in connection with such action, any holder of a Debt Security may, by filing written notice with the Trustee, revoke such action so far as concerns such security. (Section 6.5)

     The Indenture will require the annual filing by the Company with the Trustee of a written statement as to compliance with the principal covenants contained in the Indenture. (Section 3.5)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture upon compliance with certain enumerated conditions, including the Company having paid all sums payable by the Company under the Indenture, when either (a) the Company shall have delivered to the Trustee for cancellation all Debt Securities theretofore authenticated or (b) all Debt Securities not theretofore delivered to the Trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year. (Section 9.1)

THE TRUSTEE

     Bank One, Indianapolis, N.A. serves as Trustee for the Company's 6 1/2% Notes due 2004 issued under the Indenture, and under a separate indenture pertaining to the Company's 8% Notes due 1997 and serves as transfer agent for the Company's Common Shares.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby in any of four ways: (i) through underwriters, (ii) through dealers, (iii) through agents, or (iv) directly to purchasers. The Prospectus Supplement will set forth the terms of any offering of a particular series of Debt Securities and will include, without limitation, (i) the name or names of any underwriters, dealers or agents with which the Company has entered into arrangements with respect to the sale of such Debt Securities; (ii) the initial public offering or purchase price of such Debt Securities; (iii) the principal amounts of the Debt Securities to be purchased by any such underwriters, dealers or agents; (iv) any underwriting discounts, commissions and other items constituting underwriters' compensation and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers; (v) any commissions paid to any agents; (vi) the net proceeds to the Company from the sale of such Debt Securities; and (vii) the securities exchanges, if any, on which such Debt Securities will be listed.

     If underwriters are used in the offering of Debt Securities, the Debt Securities being sold will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of such resale. Unless otherwise set forth in an applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers are utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to such dealers, as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale.

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect to which this Prospectus is delivered will be named, and any commission payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

     Offers to purchase Debt Securities may be solicited, and sales thereof may be made directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales thereof.

     Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be "underwriters," as that term is defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on the resale thereof may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents participating in the distribution of Debt Securities may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in the Prospectus Supplement relating to the Debt Securities, certain legal matters in connection with the Debt Securities will be passed upon for the Company by Baker & Hostetler, Columbus, Ohio. Michael E. Moritz, a director of the Company, is a partner of Baker & Hostetler and is the beneficial owner of 535,713 Common Shares and options to purchase 11,212 Common Shares. Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the underwriters, if any, by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company and its consolidated subsidiaries as of June 30, 1994, and for the year then ended and the consolidated financial statements of the Company and its consolidated subsidiaries, except Whitmire Distribution Corporation, as of March 31, 1993 and 1992, and for the years then ended, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1994, have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for income taxes). The financial statements of Whitmire Distribution Corporation (consolidated with those of the Company in the consolidated financial statements for the years ended March 31, 1993 and 1992) have been audited by Arthur Andersen LLP, as stated in its report which is incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1994. Such consolidated financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

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     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT

Recent Developments..................   S-2
Use of Proceeds......................   S-2
Capitalization.......................   S-3
Ratio of Earnings to Fixed Charges...   S-3
Certain Terms of Notes...............   S-4
Underwriting.........................   S-5
Experts..............................   S-5

PROSPECTUS

Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
The Company..........................     3
Ratio of Earnings to Fixed Charges...     4
Use of Proceeds......................     4
Description of Debt Securities.......     5
Plan of Distribution.................    10
Legal Matters........................    10
Experts..............................    11

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                                  $150,000,000

                                    [LOGO]

                            CARDINAL HEALTH, INC.


                               6% NOTES DUE 2006
                       ----------------------------------
                             PROSPECTUS SUPPLEMENT
                       ----------------------------------
                            BEAR, STEARNS & CO. INC.

                              GOLDMAN, SACHS & CO.

                               SMITH BARNEY INC.

                                JANUARY 18, 1996
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